Exhibit 8.2

January 15, 2016

NI Bancshares Corporation

230 West State Street

Sycamore, Illinois 60178

Re:                           Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as special tax counsel to NI Bancshares Corporation, a Delaware corporation (“Company”), in connection with the negotiation and execution of an Agreement and Plan of Merger, dated as of November 12, 2015 (the “Agreement”), by and between First Midwest Bancorp, Inc., a Delaware corporation (“Acquiror”) and Company, pursuant to which Company will merge with and into Acquiror with Acquiror surviving (the “Merger”), as more fully described in the registration statement on Form S-4, as amended, including a proxy statement/prospectus (the “Registration Statement”), being filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Our opinion is being delivered to you in connection with the Registration Statement.

In connection with our opinion, we have reviewed the Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”).  In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto.  We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents.  In addition, we are expressly relying upon additional representations of fact made by Company in a letter dated the date hereof and by Acquiror in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as facts learned in discussions with certain officers of Company and certain other assumptions stated herein.  We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification.  We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

200 West Madison Street, Suite 3900  |  Chicago, Illinois 60606  |  T. 312.984.3100  |  F. 312.984.3150  |  bfkn.com

In connection with our opinion, we have assumed that the Merger will be effected and consummated in accordance with the terms and conditions of the Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof.  We have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that:

1.              For United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

2.              No gain or loss will be recognized by Company as a result of the Merger;

3.              No gain or loss will be recognized by Company as a result of the distribution of common stock of Acquiror to common stockholders of Company;

4.              Gain (but not loss) may be recognized by U.S. common stockholders of Company who receive Acquiror common stock and cash in exchange for common stock of Company pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Acquiror common stock and cash received by a U.S. common stockholder of Company exceeds such U.S. holder’s basis in its Company common stock and (ii) the amount of cash received by such U.S. holder of Company common stock (except with respect to any cash received instead of fractional share interests in Acquiror common stock);

5.              The basis of Acquiror common stock received by Company stockholders in connection with the Merger will, in the aggregate, be the same as the basis, in the aggregate, of NIB stock surrendered by such Company stockholder in the Merger (after taking into account fractional shares redeemed by such stockholder), adjusted by any gain recognized by the stockholder in the Merger;

6.              The holding period of Acquiror common stock received by a Company stockholder will be determined by including such stockholder’s holding period for Company common stock exchanged therefor, provided that such stock was held by such stockholder as a capital asset on the date of exchange;

7.              Acquiror will not recognize gain or loss as a result of the Merger of Company with and into Acquiror;

8.              The basis of the assets of Company transferred to Acquiror in the Merger will be the same in the hands of Acquiror as the basis of such assets in the hands of Company immediately prior to the transfer, adjusted by any gain recognized by Company stockholders in the Merger;

9.              The holding periods of the assets of Company transferred to Acquiror in the Merger in the hands of Acquiror will include the periods during which such assets were held by Company; and

10.       Acquiror will succeed to and take into account the items of Company described in Section 381(c) of the Code, including net operating losses and earnings and profits, subject to certain conditions and limitations.

We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters.  In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger.  Our opinion is based upon the Code, the Income Tax Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively, and our knowledge of the facts as of the date hereof.  If either (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon.  In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service.  You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement and (iii) the use of our name in the Registration Statement.  In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM
& NAGELBERG LLP